Exhibit 10.42

Modified Compensation Arrangement for Non-Employee Directors

On February 17, 2006, the Board of Directors (the “Board”) of Cell Therapeutics, Inc. (the “Corporation”) voted to modify the Corporation’s compensation arrangements for non-employee directors.

Under the Corporation’s prior arrangements, non-employee directors were granted fully vested options to purchase 15,000 shares of the Corporation’s common stock, no par value (“Common Stock”) upon joining the Board and were granted fully vested options to purchase 12,000 shares of Common Stock each year thereafter (15,000 shares for the then current Chairman of the Board) (the “Annual Grant”). Further, all non-employee directors received an annual retainer of $18,000 ($22,000 for the then Chairman of the Board) and additional annual retainers of $1,000 for serving as a member of a Board committee and as the chair of a Board committee. In addition, non-employee directors received fees of $1,500 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone, and $500 for each committee meeting attended whether in person or via telephone.

Under the new compensation arrangements, each new non-employee director will be granted options to purchase 24,000 shares of Common Stock upon joining the Board (the “Initial Grant”), such Initial Grant to vest after one year and be exercisable up to the earliest of (i) three years from such director’s termination of service from the Board or (ii) the option expiration date. Further, the annual retainer for all non-employee directors was increased to $25,000, the annual retainer for the chair of the Audit Committee was increased to $7,500, the annual retainer for the chair of the Compensation Committee was increased to $5,000 and the annual retainer for the chair of any other Board committees was increased to $2,500. There was no change in the Annual Grant or the meeting fees provided to non-employee directors.

For non-employee directors currently serving on the Board, the Board approved a “make-whole” option grant equal to the difference between 24,000 shares and such director’s initial option grant (the “Make-Whole Grant”). In addition, the Board approved a fully vested special option grant to purchase Common Stock for those non-employee directors who made exceptional contributions in 2004 and 2005 (the “Special Grant”). Phillip M. Nudelman, Ph.D. received a Special Grant to purchase 18,000 shares of Common Stock, Mary O. Mundinger, Dr. PH received a Special Grant to purchase 12,000 shares of Common Stock and Vartan Gregorian, Ph.D received a Special Grant to purchase 8,000 shares of Common Stock. Each Make-Whole Grant and Special Grant was issued at an exercise price of $1.97 per share, the fair market value of the Corporation’s common stock on the date of grant. Each Make-Whole Grant and Special Grant have a term of ten years and are fully vested as of the date of grant. Further, each of Drs. Nudelman, Mundinger and Gregorian received an additional retainer equal to 50% of the annual retainer in place during 2005, or $9,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: February 24, 2006	By:	/s/ LOUIS A. BIANCO
Louis A. Bianco
Executive Vice President, Finance & Administration